Resolutions

The undersigned hereby certifies that he is duly elected Assistant Secretary of the Appleton Funds (the "Trust") and that the Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Trust, adopted the following resolutions at a meeting at which a quorum was present on December 8, 2009:


		RESOLVED, that the amount, type, form and proposed coverage of The Hartford Casualty Insurance Company Investment Company Bond (the "Fidelity Bond") is reasonable and the Fidelity Bond be, and it hereby is, approved; and

		FURTHER RESOLVED, that the Secretary or Assistant Secretary of the Trust be, and she or he hereby is, designated as the person who shall make the filings and give the notices required by paragraph (g) of Rule 17g-1; and it is

		FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to take any and all other actions required to effect these resolutions.

Witness my hand this 18th day of April 2011,


						/s/ Jay S. Fitton
						---------------------
						Jay S. Fitton
						Assistant Secretary